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                                                                     EXHIBIT 5.1

                                  [Letterhead]


                                 August 6, 1998





KLA-Tencor Corporation
160 Rio Robles
San Jose, CA 95134

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 7, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,618,837 shares of your Common Stock reserved for issuance under the 1982 Stock Option Plan, as amended (the "Stock Plan"). The 2,618,837 shares of Common Stock reserved under the Stock Plan are referred to hereinafter as the "Shares." As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

         It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Sincerely,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati
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